Exhibit 10.8

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and among

BGC PARTNERS, INC.,

BGC HOLDINGS, L.P.,

BGC PARTNERS, L.P.,

NEWMARK GROUP, INC.,

NEWMARK HOLDINGS, L.P. and

NEWMARK PARTNERS, L.P.

Dated as of December 13, 2017

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of December 13, 2017, by and among BGC Partners, Inc., a Delaware corporation (“BGC Partners”), BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings”), BGC Partners, L.P., a Delaware limited partnership (“BGC U.S. Opco” and together with BGC Partners and BGC Holdings, the “BGC Entities”), Newmark Group, Inc., a Delaware corporation (“Newmark” and collectively with BGC Partners, the “Companies” and each a “Company”), Newmark Holdings, L.P., a Delaware limited partnership (“Newmark Holdings”), Newmark Partners, L.P., a Delaware limited partnership (“Newmark Opco” and together with Newmark and Newmark Holdings, the “Newmark Entities”).

RECITALS

WHEREAS, the BGC Entities and the Newmark Entities and the other parties thereto have entered into a Separation and Distribution Agreement, dated as of December 13, 2017 (including the Separation Steps Plan set forth on Schedule 2.05 thereto), the “Separation and Distribution Agreement”), providing for the separation of the BGC Business from the Newmark Business (the “Separation”);

WHEREAS, to effect the Separation, pursuant to the terms of the Separation and Distribution Agreement, and in furtherance of the Separation, BGC U.S. Opco shall transfer certain Newmark Assets (or interests therein) to its partners, and its partners shall assume certain Newmark Liabilities (or obligations in respect thereof) (the “Opco Partnership Distribution”), and, thereafter, such partners of BGC U.S. Opco shall transfer such assets and liabilities to Newmark Opco (the “Opco Partnership Contribution,” and, together with the Opco Partnership Distribution, the “Opco Partnership Division”), and, immediately following the Opco Partnership Contribution, members of the BGC Group shall hold, directly or indirectly, all of the outstanding equity interests in Newmark Opco;

WHEREAS, following the Opco Partnership Division, pursuant to the Separation and Distribution Agreement and in furtherance of the Separation, BGC Holdings shall transfer to Newmark Holdings (a) all of the equity interests in the Newmark Opco General Partner, (b) the Newmark Opco Limited Partnership Interest that BGC Holdings held following the Opco Partnership Division and (c) any other Newmark Assets or Newmark Liabilities held by it (together, the “Holdings Partnership Contribution”);

WHEREAS, immediately following the Holdings Partnership Contribution, BGC Holdings shall hold all of the outstanding equity interests in the Newmark Holdings General Partner and all of the outstanding Newmark Holdings Limited Partnership Interests;

WHEREAS, following the Holdings Partnership Contribution and pursuant to the Separation and Distribution Agreement, BGC Holdings shall effect the Holdings Partnership Distribution (together with the Holdings Partnership Contribution, the “Holdings Partnership Division”);

WHEREAS, following the Holdings Partnership Division and pursuant to the Separation and Distribution Agreement, BGC Partners shall contribute, assign and otherwise transfer to Newmark the Newmark Assets held by BGC Partners (including all of its equity interests in Newmark Opco) in actual or constructive exchange for shares of Newmark Class A Common Stock and Newmark Class B Common Stock and the assumption by Newmark of any Newmark Liabilities (including the Term Loan) for which BGC Partners is liable (the “Contribution”);

WHEREAS, following the Contribution, Newmark shall offer and sell a number of shares of Newmark Class A Common Stock in accordance with the Separation and Distribution Agreement (the “IPO”);

WHEREAS, following the IPO, BGC Partners currently intends to distribute its shares of Newmark Class A Common Stock and Newmark Class B Common Stock to the shareholders of BGC Partners pursuant to the Distribution;

WHEREAS, for Federal Income Tax purposes, it is intended that the Opco Partnership Division be treated as a division under the “assets-up form” of BGC U.S. Opco under Treasury Regulations Section 1.708-1(d)(3)(ii);

WHEREAS, for Federal Income Tax purposes, it is intended that the Holdings Partnership Division be treated as a “division under the assets-over form” of BGC Holdings under Treasury Regulations Section 1.708-1(d)(3)(i);

WHEREAS, for Federal Income Tax purposes, it is intended that the Contribution and, if effected, the Distribution, taken together, shall qualify as a transaction that is generally described in Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, BGC Partners is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including Newmark, which has elected to file consolidated Federal Income Tax Returns;

WHEREAS, as a result of either the IPO or the Distribution, Newmark and its subsidiaries will cease to be members of the affiliated group (as defined in Section 1504 of the Code) of which BGC Partners is the common parent (the “Deconsolidation”);

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the IPO and the Distribution (if any), and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Accounting Cutoff Date” means, with respect to Newmark, any date as of the end of which there is a closing of the financial accounting records for such entity.

“Actually Realized” or “Actually Realizes” means, for purposes of determining the timing of the incurrence of any Tax Liability, Distribution Tax-Related Losses, or the realization of a Refund or other Tax Benefit (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as would be determined immediately after the IPO. Notwithstanding the foregoing, for purposes of this Agreement, as of and after the IPO, (i) no member of the Cantor Group shall be deemed to be an Affiliate of a member of the BGC Group or the Newmark Group as a result of the control relationship between such members; (ii) no member of the BGC Group shall be deemed to be an Affiliate of a member of the Cantor Group or the Newmark Group as a result of the control relationship between such members; and (iii) no member of the Newmark Group shall be deemed to be an Affiliate of a member of the Cantor Group or the BGC Group as a result of the control relationship between such members.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by BGC Partners (including (x) its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and (y) BGC U.S. Opco (and any other partnership for U.S. federal income tax purposes the business of which is attributed to BGC Partners pursuant to Revenue Ruling 2007-42, 2007-2 C.B. 44)) of the BGC Business as conducted immediately prior to the Distribution.

“BGC Adjustment” means any adjustment pursuant to a Final Determination of any Tax Item for a Pre-2017 Period attributable to any member of the BGC Group or the BGC Business.

“BGC Adjustment Tax Benefit” means any Tax Benefit Actually Realized with respect to any Joint Return or Mixed Business Return for a Pre-2017 Period that is attributable to a BGC Adjustment.

“BGC Adjustment Taxes” means any additional Taxes (or reduction in Refund) Actually Realized with respect to any Joint Return or Mixed Business Return for a Pre-2017 Period that is attributable to a BGC Adjustment.

“BGC Affiliated Group” has the meaning set forth in the definition of “BGC Federal Consolidated Income Tax Return.”

“BGC Business” has the meaning ascribed to the term “Retained Business” in the Separation and Distribution Agreement.

“BGC Employee” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Entities” has the meaning set forth in the preamble.

“BGC Equity Awards” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which BGC Partners is the common parent (the “BGC Affiliated Group”).

“BGC Foreign Combined Income Tax Return” means a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the BGC Group together with one or more members of the Newmark Group.

“BGC Global Opco” means BGC Global Holdings, L.P. a Cayman Islands limited partnership.

“BGC Group” means BGC Partners, BGC Holdings, BGC U.S. Opco and BGC Global Opco and each of their respective Subsidiaries (other than any member of the Newmark Group).

“BGC Holdings” has the meaning set forth in the preamble.

“BGC Partners” has the meaning set forth in the preamble.

“BGC Partners-BGC U.S. Opco Other Debt Notes” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Partners Class A Common Stock” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Partners Class B Common Stock” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“BGC Partners TRA” means the Amended and Restated Tax Receivable Agreement, dated as of December 13, 2017, by and between Cantor and BGC Partners, as may be amended following such date.

“BGC Separate Return” means any Separate Return of BGC Partners or any member of the BGC Group.

“BGC Single Business Return” means any Single Business Return that relates to assets or activities of only the BGC Business.

“BGC State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the BGC Group and one or more members of the Newmark Group.

“BGC U.S. Opco” has the meaning set forth in the preamble.

“Business Day” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership.

“Cantor Group” means Cantor and its Subsidiaries (other than any member of the BGC Group or any member of the Newmark Group).

“CFO Certificate” has the meaning set forth in Section 7.02(d) of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meaning set forth in the preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a) of this Agreement.

“Contribution” has the meaning ascribed to such term in the recitals of this Agreement.

“Covered Tax Benefit” has the meaning ascribed to such term in the BGC Partners TRA.

“Deconsolidation” has the meaning set forth in the recitals of this Agreement.

“Deconsolidation Date” means the last date on which Newmark qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which BGC Partners is the common parent.

“DGCL” means the Delaware General Corporation Law.

“Distribution” means the pro rata distribution by BGC Partners of all the common stock of Newmark held by BGC Partners, pursuant to which shares of Newmark Class A Common Stock held by BGC Partners are distributed to the holders of shares of BGC Partners Class A Common Stock and shares of Newmark Class B Common Stock are distributed to holders of BGC Partners Class B Common Stock.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution-Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Contribution or the Distribution, or the Partnership Division Treatment of any of the Partnership Divisions.

“Distribution Ruling” has the meaning set forth in Section 7.02(c) of this Agreement.

“Distribution Tax-Related Losses” means (i) all federal, state, local and foreign Taxes (including, for the absence of doubt, interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by BGC Partners (or any Affiliate of BGC Partners) or Newmark (or any Affiliate of Newmark) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of (a) the Contribution and the Distribution to have Tax-Free Status or (b) any of the Partnership Divisions to have the Partnership Division Treatment.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” has the meaning set forth in Section 7.05(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, which is an income tax as defined in Treasury Regulation Section 1.901-2 (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or possession of the United States, other than any Foreign Income Taxes (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Group” means the BGC Group or the Newmark Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.05 of this Agreement or (b) in which the amount of liability in dispute exceeds $2,000,000.

“Holdings Partnership Contribution” has the meaning set forth in the recitals to this Agreement.

“Holdings Partnership Distribution” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Holdings Partnership Division” has the meaning set forth in the recitals to this Agreement.

“Hypothetical Newmark Refund” has the meaning set forth in Section 3.02(f) of this Agreement.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” has the meaning set forth in Section 13.03 of this Agreement.

“Interim Exchange” has the meaning ascribed to such term in the BGC Partners TRA.

“IPO” has the meaning set forth in the recitals to this Agreement.

“IPO Closing Date” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Income Tax Return” means any Joint Return with respect to Income Taxes.

“Joint Return” means any Tax Return of a member of the BGC Group or the Newmark Group that is not a Separate Return.

“Law” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Mixed Business Return” means any Separate Return (including any consolidated, combined, unitary or other similar Return) that relates to at least one asset or activity that is part of the BGC Business, on the one hand, and at least one asset or activity that is part of the Newmark Business, on the other hand.

“Newmark” has the meaning set forth in the preamble.

“Newmark Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Newmark (including (x) its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and (y) Newmark Opco (and any other partnership for U.S. federal income tax purposes the business of which is attributed to Newmark pursuant to Revenue Ruling 2007-42, 2007-2 C.B. 44)) of the Newmark Business as conducted immediately prior to the Distribution.

“Newmark Adjustment” means any adjustment pursuant to a Final Determination of any Tax Item for a Pre-2017 Period attributable to any member of the Newmark Group or the Newmark Business.

“Newmark Adjustment Tax Benefit” means any Tax Benefit Actually Realized with respect to any Joint Return or Mixed Business Return for a Pre-2017 Period and attributable to a Newmark Adjustment.

“Newmark Adjustment Taxes” means any additional Taxes (or reduction in Refund) Actually Realized with respect to any Joint Return or Mixed Business Return for a Pre-2017 Period and attributable to a Newmark Adjustment.

“Newmark Assets” has the meaning ascribed to the term “Transferred Assets” in the Separation and Distribution Agreement.

“Newmark Business” has the meaning ascribed to the term “Transferred Business” in the Separation and Distribution Agreement.

“Newmark Capital Stock” means all classes or series of capital stock of Newmark, including (i) the Newmark Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Newmark for U.S. federal income tax purposes.

“Newmark Carryback” means the carryback permitted under the Code or other applicable Tax Law of any net operating loss, net capital loss, excess tax credit, or other similar Tax Attribute of any member of the Newmark Group from a Post-Deconsolidation Period to a Pre-Deconsolidation Period during which such member of the Newmark Group was included in a Joint Return filed for such Pre-Deconsolidation Period.

“Newmark Class A Common Stock” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Newmark Class B Common Stock” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Newmark Common Stock” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Newmark Employee” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Newmark Entities” has the meaning set forth in the preamble.

“Newmark Equity Awards” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“Newmark Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the affiliated group (as defined in Section 1504 of the Code) of which Newmark is the common parent.

“Newmark Group” means Newmark, Newmark Holdings, Newmark Opco and each of their respective Subsidiaries.

“Newmark Holdings” has the meaning set forth in the preamble.

“Newmark Liabilities” has the meaning ascribed to the term “Transferred Liabilities” in the Separation and Distribution Agreement.

“Newmark Opco” has the meaning set forth in the preamble.

“Newmark Opco Debt Repayment” means the amount paid by Newmark Opco in satisfaction of the obligations of Newmark Opco under the BGC Partners-BGC U.S. Opco Other Debt Notes.

“Newmark SAE Agreement” has the meaning ascribed to such term in the Newmark Opco Limited Partnership Agreement.

“Newmark Separate Return” means any Separate Return of Newmark or any member of the Newmark Group.

“Newmark Single Business Return” means any Single Business Return that relates to assets or activities of only the Newmark Business.

“Newmark TRA Tax Benefit” has the meaning set forth in Section 6.03 of this Agreement.

“New York City Unincorporated Business Tax” means the provisions of Title 11, Chapter 5 of the New York City Administrative Code (or any successor statute or provision).

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Opco Partnership Contribution” has the meaning set forth in the recitals of this Agreement.

“Opco Partnership Distribution” has the meaning ascribed to such term in the recitals of this Agreement.

“Opco Partnership Division” has the meaning set forth in the recitals of this Agreement.

“Other Tax” means any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Partnership Division Treatment” means (a) the qualification of the Opco Partnership Division (including the transactions contemplated by the Newmark SAE Agreement) as a division under the “assets-up form” of BGC U.S. Opco under Treasury Regulations Section 1.708-1(d)(3)(ii), (b) the qualification of the Holdings Partnership Division as a division under the “assets-over form” of BGC Holdings under Treasury Regulations Section 1.708-1(d)(3)(i), (c) the qualification of each of the Opco Partnership Contribution and Holdings Partnership Contribution as a transaction described in Section 721(a) of the Code and (d) the qualification of each of the Opco Partnership Distribution and the Holdings Partnership Distribution as a transaction described in Section 731(a) of the Code, in each case, in which no gain or income is recognized by BGC U.S. Opco or Newmark Opco and BGC Holdings or Newmark Holdings, respectively, or any of their respective partners, other than any gain or income required to be recognized by any partner of BGC U.S. Opco or BGC Holdings, pursuant to Sections 704(c)(1)(B) or Section 737 of the Code or with respect to any cash received or deemed received (other than the Newmark Opco Debt Repayment).

“Past Practices” has the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any BGC Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 5.03(a) of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-2016 Period” means any Tax Period beginning after December 31, 2016, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on and including January 1, 2017.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Deconsolidation Date. For the avoidance of doubt, if the IPO results in Deconsolidation, the “Post-Deconsolidation Period” and the “Post-IPO Period” shall have the same meaning.

“Post-IPO Period” means any Tax Period beginning after the IPO Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the IPO Closing Date. For the avoidance of doubt, if the IPO results in Deconsolidation, the “Post-Deconsolidation Period” and the “Post-IPO Period” shall have the same meaning.

“Pre-2017 Period” means any Tax Period ending on or before December 31, 2016, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including December 31, 2016.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Deconsolidation Date. For the avoidance of doubt, if the IPO results in Deconsolidation, the “Pre-Deconsolidation Period” and the “Pre-IPO Period” shall have the same meaning.

“Pre-IPO Period” means any Tax Period ending on or before the IPO Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the IPO Closing Date. For the avoidance of doubt, if the IPO results in Deconsolidation, the “Pre-Deconsolidation Period” and the “Pre-IPO Period” shall have the same meaning.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newmark management or shareholders, is a hostile acquisition, or otherwise, as a result of which Newmark would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Newmark and/or one or more holders of outstanding shares of Newmark Capital Stock, a number of shares of Newmark Capital Stock that would, when combined with any other changes in ownership of Newmark Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Newmark as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Newmark as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Newmark of a shareholder rights plan or (B) issuances by Newmark that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to or against other Taxes payable), including any interest paid on or with respect to such refund (or credit or overpayment); provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Representation Letters” means the representation letters and any other materials delivered by, or on behalf of, BGC Partners, Newmark or others to a Tax Advisor in connection with the issuance by such Tax Advisor of a Tax Opinion.

“Required Party” has the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on the twenty-five (25) month anniversary of the Distribution Date.

“Retention Date” has the meaning set forth in Section 9.01 of this Agreement.

“Section 336(e) Election” has the meaning set forth in Section 7.06 of this Agreement.

“Section 368(c) Control” means “control” as defined in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

“Section 7.02(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (a) in the case of any Tax Return of any member of the Newmark Group (including any consolidated, combined, unitary or other similar Return), any such Tax Return that does not include any member of the BGC Group and (b) in the case of any Tax Return of any member of the BGC Group (including any consolidated, combined, unitary or other similar Return), any such Tax Return that does not include any member of the Newmark Group.

“Separation” has the meaning set forth in the recitals of this Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the recitals of this Agreement.

“Separation Transactions” means the Contribution, the Distribution, the Opco Partnership Division, the Holdings Partnership Division and the other transactions contemplated by the Separation and Distribution Agreement and the Newmark SAE Agreement.

“Single Business Return” means any Separate Return (including any consolidated, combined, unitary or other similar Return) that relates to assets or activities of only the BGC Business, on the one hand, or the Newmark Business, on the other hand (but not both).

“State Income Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“State Income Tax Return” means any Tax Return with respect to State Income Taxes.

“State Other Tax” means any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means any Tax Period that begins on or before and ends after the IPO Closing Date, December 31, 2016 or the Deconsolidation Date, as applicable.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof (and, for the absence of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“Tax Advisor” means a United States tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” has the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any Refund, credit, or other reduction in Taxes paid or payable.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for Refund).

“Tax-Free Status” means, with respect to the Contribution and the Distribution, taken together, the qualification thereof (a) as a transaction described in Section 368(a)(1)(D) and Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2), 355(d), 355(e) and 361(c)(2) of the Code and (c) as a transaction in which BGC Partners, Newmark, the members of their respective Groups and the shareholders of BGC Partners recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than (1) gain recognized pursuant to Section 361(b) of the Code with respect to any “other property or money” within the meaning of Section 361(b) of the Code received by BGC Partners from Newmark as part of the Contribution (if any) that is not transferred to creditors or shareholders of BGC Partners in connection with the Contribution and the Distribution, or (2) intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinion” means an opinion of a Tax Advisor delivered to BGC Partners in connection with, and regarding the Federal Income Tax treatment of, the Contribution and the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Term Loan” has the meaning ascribed to such term in the Separation and Distribution Agreement.

“TRA Tax Benefit Payment” has the meaning ascribed to such term in the BGC Partners TRA.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor (which Tax Advisor is acceptable to BGC Partners) on which BGC Partners may rely to the effect that a transaction will not affect the Tax-Free Status of the Contribution or the Distribution. Any such opinion must assume that the Contribution and Distribution, taken together, would have qualified for Tax-Free Status if the transaction in question did not occur.

“Waiver” has the meaning set forth in Section 7.02(c) of this Agreement.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) BGC Liability. The BGC Entities shall be liable for, and shall indemnify and hold harmless the Newmark Group from and against any liability for, Taxes which are allocated to the BGC Entities under this Section 2.

(b) Newmark Liability. The Newmark Entities shall be liable for, and shall indemnify and hold harmless the BGC Group from and against any liability for, Taxes which are allocated to the Newmark Entities under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to BGC Federal Consolidated Income Tax Returns. With respect to any Federal Income Taxes due with respect to, or required to be reported on, a BGC Federal Consolidated Income Tax Return (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) Pre-2017 Periods. The BGC Entities shall be responsible for any such Federal Income Taxes for a Pre-2017 Period; provided, that the Newmark Entities shall be responsible for any such Federal Income Taxes that are Newmark Adjustment Taxes.

(ii) Post-2016 Periods.

(A) The Newmark Entities shall be responsible for any such Federal Income Taxes for a Post-2016 Period that are attributable to the Newmark Business (as determined pursuant to Section 3.02).

(B) The BGC Entities shall be responsible for any such Federal Income Taxes for a Post-2016 Period other than Taxes for which the Newmark Entities are responsible pursuant to Section 2.02(a)(ii)(A).

(b) Allocation of Tax Relating to Federal Separate Income Tax Returns. With respect to any Federal Income Taxes due with respect to, or required to be reported on, a Separate Return (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) The BGC Entities shall be responsible for any such Federal Income Taxes due with respect to, or required to be reported on, any BGC Separate Return.

(ii) The Newmark Entities shall be responsible for any and all Federal Income Taxes due with respect to, or required to be reported on, any Newmark Separate Return.

(c) Allocation of Federal Other Tax. With respect to any Federal Other Taxes (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) The BGC Entities shall be responsible for any such Federal Other Taxes that are attributable to the BGC Business (as determined pursuant to Section 3.03).

(ii) The Newmark Entities shall be responsible for any such Federal Other Taxes that are attributable to the Newmark Business (as determined pursuant to Section 3.03).

Section 2.03 Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to BGC State Combined Income Tax Returns. With respect to any State Income Taxes due with respect to, or required to be reported on, a BGC State Combined Income Tax Return or other Joint Return (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) Pre-2017 Periods. The BGC Entities shall be responsible for any such State Income Taxes for a Pre-2017 Period; provided, that the Newmark Entities shall be responsible for any such State Income Taxes that are Newmark Adjustment Taxes.

(ii) Post-2016 Periods.

(A) The Newmark Entities shall be responsible for any such State Income Taxes for a Post-2016 Period that are attributable to the Newmark Business (as determined pursuant to Section 3.02).

(B) The BGC Entities shall be responsible for any such State Income Taxes for a Post-2016 Period other than Taxes for which the Newmark Entities are responsible pursuant to Section 2.03(a)(ii)(A).

(b) Allocation of Tax Relating to State Separate Income Tax Returns. With respect to any State Income Taxes due with respect to, or required to be reported on, a Separate Return (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) Mixed Business Returns. In the case of any such State Income Taxes due with respect to, or required to be reported on, a Mixed Business Return:

(A) If such Mixed Business Return is a BGC Separate Return, the BGC Entities shall be responsible for any such State Income Taxes; provided, that the Newmark Entities shall be responsible for any such State Income Taxes that are Newmark Adjustment Taxes.

(B) If such Mixed Business Return is a Newmark Separate Return, the Newmark Entities shall be responsible for any such State Income Taxes; provided, that the BGC Entities shall be responsible for any such State Income Taxes that are BGC Adjustment Taxes.

(ii) Single Business Returns. In the case of any such State Income Taxes due with respect to, or required to be reported, on a Single Business Return:

(A) The BGC Entities shall be responsible for any such State Income Taxes due with respect to, or required to be reported on, any BGC Single Business Return.

(B) The Newmark Entities shall be responsible for any such State Income Taxes due with respect to, or required to be reported on, any Newmark Single Business Return.

(c) Allocation of State Other Tax. With respect to any State Other Taxes (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) The BGC Entities shall be responsible for any such State Other Taxes that are attributable to the BGC Business (as determined pursuant to Section 3.03).

(ii) The Newmark Entities shall be responsible for any such State Other Taxes that are attributable to the Newmark Business (as determined pursuant to Section 3.03).

Section 2.04 Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to Foreign Combined Income Tax Returns. With respect to any Foreign Income Taxes due with respect to, or required to be reported on, a Foreign Combined Income Tax Return or other Joint Return (including any increase in such Tax (or reduction in Refund) as a result of a Final Determination):

(i) Pre-2017 Periods. The BGC Entities shall be responsible for any such Foreign Income Taxes for a Pre-2017 Period; provided, that the Newmark Entities shall be responsible for any such Foreign Income Taxes that are Newmark Adjustment Taxes.

(ii) Post-2016 Periods.

(A) The Newmark Entities shall be responsible for any such Foreign Income Taxes for a Post-2016 Period that are attributable to the Newmark Business (as determined pursuant to Section 3.02).

(B) The BGC Entities shall be responsible for any such Foreign Income Taxes for a Post-2016 Period other than Taxes for which the Newmark Entities are responsible pursuant to Section 2.04(a)(ii)(A).

(b) Allocation of Tax Relating to Foreign Separate Income Tax Returns. With respect to any Foreign Income Taxes due with respect to, or required to be reported on, a Separate Return (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) Mixed Business Returns. In the case of any such Foreign Income Taxes due with respect to, or required to be reported on, a Mixed Business Return:

(A) If such Mixed Business Return is a BGC Separate Return, the BGC Entities shall be responsible for any such Foreign Income Taxes; provided, that the Newmark Entities shall be responsible for any such Foreign Income Taxes that are Newmark Adjustment Taxes.

(B) If such Mixed Business Return is a Newmark Separate Return, the Newmark Entities shall be responsible for any such Foreign Income Taxes; provided, that the BGC Entities shall be responsible for any such Foreign Income Taxes that are BGC Adjustment Taxes.

(ii) Single Business Returns. In the case of any such Foreign Income Taxes due with respect to, or required to be reported on, a Single Business Return:

(A) The BGC Entities shall be responsible for any such Foreign Income Taxes due with respect to, or required to be reported on, any BGC Single Business Return.

(B) The Newmark Entities shall be responsible for any such Foreign Income Taxes due with respect to, or required to be reported on, any Newmark Single Business Return.

(c) Allocation of Foreign Other Tax. With respect to any Foreign Other Taxes (including any increase in such Tax (or a reduction in Refund) as a result of a Final Determination):

(i) The BGC Entities shall be responsible for any such Foreign Other Taxes that are attributable to the BGC Business (as determined pursuant to Section 3.03).

(ii) The Newmark Entities shall be responsible for any such Foreign Other Taxes that are attributable to the Newmark Business (as determined pursuant to Section 3.03).

Section 2.05 Certain Transaction and Other Taxes.

(a) Newmark Liability. The Newmark Entities shall be liable for, and shall indemnify and hold harmless the BGC Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Newmark Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii) any Tax resulting from a breach by the Newmark Entities of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Distribution Tax-Related Losses for which the Newmark Entities are responsible pursuant to Section 7.05 of this Agreement.

The amounts for which the Newmark Entities are liable pursuant to Section 2.05(a)(i) and (ii) shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(b) BGC Partners Liability. The BGC Entities shall be liable for, and shall indemnify and hold harmless the Newmark Group from and against any liability for:

(i) Any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the BGC Group (if such member is primarily liable for such Tax) on the transfers occurring pursuant to the Separation Transactions;

(ii) any Tax resulting from a breach by the BGC Entities of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Distribution Tax-Related Losses for which the BGC Entities are responsible pursuant to Section 7.05 of this Agreement.

The amounts for which the BGC Entities are liable pursuant to Section 2.05(b)(i) and (ii) shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

Section 3. Attribution of Taxes; Proration of Taxes for Straddle Periods.

Section 3.01 Income Taxes in Respect of Joint Returns and Mixed Business Returns for Pre-2017 Periods. For purposes of this Agreement, in the case of any Final Determination with respect to any Income Tax Return for any Pre-2017 Period that is a Joint Return or Mixed Business Return, the existence and amount of any Newmark Adjustment Taxes, BGC Adjustment Taxes, Newmark Adjustment Tax Benefit or BGC Adjustment Tax Benefit shall be determined on a “with and without” basis by reference solely to such Final Determination and the Tax Periods affected thereby, which determination shall be made by BGC Partners in its sole good faith discretion.

Section 3.02 Income Taxes in Respect of Joint Returns for Post-2017, Pre-Deconsolidation Periods. For purposes of this Agreement, with respect to any Joint Income Tax Return for any Post-2016 Period that ends on or before the Deconsolidation Date, Income Taxes that are attributable to the Newmark Business shall be the hypothetical stand-alone Tax Liability of the Newmark Group (and/or any of its members) for such Tax Period with respect to a pro forma Tax Return of members of the Newmark Group that takes into account only the relevant operations, assets and liabilities (and relevant Tax Items (including, for the avoidance of doubt, deductions pursuant to the New York City Unincorporated Business Tax) attributable to or arising out of such relevant operations, assets and liabilities) of the Newmark Business and prepared on the following basis, as determined by BGC Partners in its sole good faith discretion:

(a) the Separation (including the Partnership Divisions and the Contribution) shall be assumed to have occurred immediately before January 1, 2017, such that all of the operations, assets and liabilities of the Newmark Business held by members of the Newmark Group as of immediately before the IPO are deemed to have been held by such members of the Newmark Group (and that all such members of the Newmark Group had been in existence) during the period beginning on (and including) January 1, 2017 and ending at the IPO;

(b) to the extent that members of the Newmark Group would be (or would have been (x) but for their inclusion in a Joint Return or (y) had they been in existence) entitled to file the relevant Tax Return on a consolidated, combined, unitary or similar basis, as applicable, solely with other members of the Newmark Group, such Tax Liability shall be determined as though such members of the Newmark Group filed on a consolidated, combined, unitary or similar basis, as applicable, solely with such other members of the Newmark Group;

(c) except as provided in Section 3.02(d), the same elections, accounting methods and conventions used on the relevant Joint Income Tax Return, to the extent applicable, shall be used;

(d) taxable income of the Newmark Group and/or any of its members shall be calculated by taking into account losses, credits, and other Tax Attributes of Newmark and the relevant members of the Newmark Group, in each case, solely to the extent arising after December 31, 2016 and on or before the Deconsolidation Date, and treating all such Tax Attributes as being subject to the limitations under applicable Tax Law (including limitations on carrybacks and carryforwards) that would apply if the relevant members of the Newmark Group had filed Tax Returns on the basis set forth in this Section 3.02 for all Tax Periods (or portions thereof) relevant to the computation; provided, that the Newmark Group and/or its members shall be deemed to have relinquished, waived or otherwise foregone any carrybacks to any taxable period (or portion thereof) beginning prior to January 1, 2017, and if any such Tax Attribute would, under applicable Tax Law be required to be carried back to such a period (or portion thereof), such Tax Attribute shall be deemed to be available to the Newmark Group on a carryforward basis (subject to the limitations under applicable Tax Law on such carryforwards). For the avoidance of doubt, for purposes of calculating any available carryforward or carryback of Tax Attributes pursuant to this clause (d), the utilization of any such Tax Attributes by members of the BGC Group shall be disregarded;

(e) any Income Tax deductions in respect of Compensatory Equity Interests shall be allocated in accordance with the principles set forth in Section 6.02(a); and

(f) calculations pursuant to the foregoing provisions of this Section 3.02 shall not be deemed to result in a Refund to the Newmark Group (and/or any of its members) unless the Newmark Group or the Newmark Business generates a Tax Attribute for a Post-2016 Period determined under the principles of this Section 3.02 and a member of the BGC Group Actually Realizes a Tax Benefit as a result of the utilization of such Tax Attribute, as determined by BGC Partners in its sole good faith discretion (any Refund to the Newmark Group (and/or any of its members) determined pursuant to this Section 3.02 (after application of the limitations set forth in this Section 3.02(f)), a “Hypothetical Newmark Refund”). For the avoidance of doubt, the BGC Entities shall not be required to pay any amounts to Newmark or any member of the Newmark Group except as required under Section 6.

Section 3.03 Attribution of Other Taxes in Respect of Joint Returns and Mixed Returns. For purposes of this Agreement, with respect to any Other Tax Return that is a Joint Return or Mixed Business Return, Other Taxes that are attributable to the Newmark Business or the BGC Business, as applicable, shall be determined by reference to all relevant facts and circumstances (e.g., in the case of a property Tax imposed on shared real estate, such Tax may be apportioned between the Newmark Business and the BGC Business by reference to the portion of such shared real estate that is used by the Newmark Business relative to the BGC Business), which determination shall be made by BGC Partners in its sole good faith discretion.

Section 3.04 General Method of Proration for Straddle Periods. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods (and, to the extent relevant, Pre-2017 Periods and Post-2016 Periods or Pre-IPO Periods and Post-IPO Periods, as applicable) in accordance with the principles of Treasury Regulation Section 1.1502-76(b) and any other applicable Tax Law as reasonably interpreted and applied by BGC Partners. With respect to the BGC Federal Consolidated Income Tax Return for the taxable year that includes the Deconsolidation, no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii). If the Deconsolidation Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Deconsolidation Date.

Section 3.05 Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods. To the extent relevant for purposes of this Agreement, similar principles shall apply for purposes of apportioning Tax Items between Pre-2016 Periods and Post-2017 Periods and Pre-IPO Periods and Post-IPO Periods, as applicable.

Section 4. Preparation and Filing of Tax Returns.

Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02 BGC Partners Responsibility. BGC Partners has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) BGC Federal Consolidated Income Tax Returns, BGC State Combined Income Tax Returns, BGC Foreign Combined Income Tax Returns and any other Joint Returns which BGC Partners reasonably determines are required to be filed (or which BGC Partners chooses to be filed) by the Companies or any of their Affiliates;

(b) BGC Separate Returns;

(c) Newmark Separate Returns that are Mixed Business Returns and Newmark Separate Returns that are BGC Single Business Returns, in each case, which BGC Partners reasonably determines are required to be filed by the Companies or any of their Affiliates (limited, in the case of Newmark Separate Returns, to such Returns as BGC Partners reasonably determines are required to be filed for Tax Periods beginning before the Deconsolidation Date).

Section 4.03 Newmark Responsibility. Newmark shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Newmark Group other than those Tax Returns which BGC Partners is required or entitled to prepare and file under Section 4.02 (it being agreed and understood that Newmark shall not file, or cause to be filed, any Tax Return if the filing of such Tax Return would be inconsistent with any Tax Return that BGC Partners files or chooses to file pursuant to Section 4.02 (such as, for example, the filing of any Newmark Separate Return for a Tax Period (or portion thereof) in a jurisdiction and for a type of Tax where BGC Partners files a Joint Return for the same Tax Period (or portion thereof))). The Tax Returns required to be prepared and filed by Newmark under this Section 4.03 shall include (a) any Newmark Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) Newmark Separate Returns that are Newmark Single Business Returns.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as otherwise provided in Section 4.04(b), (i) with respect to any Tax Return that Newmark has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Tax Period ending on or before the Deconsolidation Date or any Straddle Period that includes the Deconsolidation Date (or any Tax Period beginning after the Deconsolidation Date to the extent Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any Tax Return that BGC Partners has the obligation or right to prepare and file, or cause to be prepared and filed, for any taxable period ending on or before the Deconsolidation Date or any Straddle Period that includes the Deconsolidation Date), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to BGC Partners or any of its Affiliates), and to the extent any such Tax Items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices or there is no adverse effect to BGC Partners or any of its Affiliates), in accordance with reasonable Tax accounting practices selected by Newmark and reasonably acceptable to BGC Partners, and (ii) notwithstanding anything to the contrary in clause (i), Newmark shall not, and shall not permit or cause any member of the Newmark Group to, take any position with respect to any Tax Item on a Tax Return, or otherwise treat a Tax Item, in a manner that is inconsistent with the manner in which such Tax Item (or related Tax Items) is (or are) reported on a Tax Return which BGC Partners has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02 (unless there is no reasonable basis for such reporting). Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that BGC Partners has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by BGC Partners.

(b) Reporting of Transactions. Except to the extent otherwise required by a change in applicable Tax Law or as a result of a Final Determination, neither BGC Partners nor Newmark shall, and shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the treatment of (i) the Contribution and Distribution, taken together, as having Tax-Free Status (or analogous status under state, local or foreign Law), (ii) any of the Partnership Divisions as having Partnership Division Treatment (or analogous treatment under state, local or foreign Law), or (iii) any Separation Transaction in the relevant Tax Opinion(s) (to the extent still valid and in effect); provided, that in any case or with respect to any item where there is no relevant Tax Opinion, the Tax treatment of the Separation Transactions shall be as determined by BGC Partners in its sole good faith discretion.

Section 4.05 Consolidated or Combined Tax Returns. BGC Partners shall determine in its sole discretion whether to file a Tax Return for any Tax Period as a Joint Return and the entities to be included in any Joint Return, and BGC Partners shall (and shall be entitled to), in its sole discretion, make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Joint Return. Newmark shall elect to join (and take any other action necessary to give effect to such election), and shall cause its respective Affiliates to elect to join (and take any other action necessary to give effect to such election), in filing any BGC Federal Consolidated Income Tax Returns, BGC State Combined Income Tax Returns, BGC Foreign Combined Income Tax Returns and any other Joint Returns that BGC Partners determines are required to be filed or that BGC Partners chooses to file pursuant to Section 4.02. With respect to any Newmark Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Deconsolidation Date, Newmark shall elect to join, and shall cause its respective Affiliates to elect to join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if BGC Partners reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return (or the relevant portions thereof) and related workpapers and other supporting documents available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which such other Company (or any of its Affiliates) is or would reasonably be expected to be liable, (ii) such other Company (or any of its Affiliates) is or would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which such other Company would reasonably be expected to have a claim for Refunds or other Tax Benefits under this Agreement, or (iv) reasonably necessary for the other Company to confirm compliance with the terms of this Agreement. The Responsible Company shall use reasonable efforts to make such Tax Return, workpapers and other supporting documents available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the other Company with a meaningful opportunity to review and comment on such Tax Return. The Companies shall attempt in good faith to resolve any disagreement arising out of the review of such Tax Return and, failing such resolution, any disagreement shall be resolved in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a reasonable basis (or comparable standard under state, local or foreign Law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.07 Newmark Carrybacks and Claims for Refund. Unless BGC Partners consents in writing, Newmark shall (i) not file any Adjustment Request with respect to any Joint Return, Mixed Business Return or BGC Single Business Return, (ii) make any and all available elections to waive the right to claim any Newmark Carryback, and (iii) not claim or make any affirmative election to claim any Newmark Carryback.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes.

(a) If the BGC Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to Newmark or the members of the Newmark Group and treated as a carryover to the first Post-Deconsolidation Taxable Period of Newmark (or such member) shall be determined by BGC Partners in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b) No Tax Attribute with respect to consolidated Federal Income Tax of the BGC Affiliated Group, other than those described in Section 4.08(a), and no Tax Attribute with respect to consolidated, combined, unitary or similar state, local, or foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to Newmark or any member of the Newmark Group, except as BGC Partners (or such member of the BGC Group as BGC Partners shall designate) determines is otherwise required under applicable Tax Law.

(c) BGC Partners (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Newmark or any member of the Newmark Group in accordance with this Section 4.08 and applicable Tax Law and the amount of tax basis and earnings and profits to be apportioned to Newmark or any member of the Newmark Group in accordance with this Section 4.08 and applicable Tax Law, and shall provide written notice of the calculation thereof to Newmark as soon as reasonably practicable after the information necessary to make such calculation becomes available to BGC Partners. For the absence of doubt, BGC Partners shall not be liable to Newmark or any member of the Newmark Group for any failure of any determination under this Section 4.08 to be accurate under applicable Tax Law.

(d) The written notice delivered by BGC Partners pursuant to Section 4.08(c) shall be binding on Newmark and each member of the Newmark Group and shall not be subject to dispute resolution. Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, Newmark shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(e) Notwithstanding any of the above, the foregoing provisions of this Section 4.08 shall not be construed as obligating BGC Partners to undertake any determination described therein. In the event that Newmark requests that BGC Partners undertakes any such determination and BGC Partners determines, in its sole and absolute discretion, not to undertake such determination and so advises Newmark, Newmark shall be permitted to undertake such determination at its own cost and expense and shall notify BGC Partners of its determination (which determination shall not be binding on BGC Partners).

Section 5. Tax Payments.

Section 5.01 Payment of Taxes with Respect to Joint Returns and Mixed Returns. In the case of any Joint Return, Mixed Business Return or any other Tax Return reflecting Taxes for which the Company that is not the Responsible Company is responsible under Section 2:

(a) Computation and Payment of Tax Due. The Responsible Company shall pay any Tax with respect to any such Tax Return required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Liability With Respect to Tax Due. The Responsible Company shall compute the amount of Taxes with respect to such Tax Return for which the other Company is liable (or deemed liable) under the provisions of Section 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and the calculation of the amount payable by the other Company and describing in reasonable detail the particulars relating thereto, to the other Company. The other Company shall pay to the Responsible Company the amount of Taxes with respect to such Tax Return for which the other Company is liable under the provisions of Section 2 within twenty (20) Business Days of the date of receipt of such written notice and demand from the Responsible Company; provided, that no such payment shall be required to be made any earlier than five (5) Business Days prior to the relevant Payment Date.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment. The Responsible Company shall compute the amount of Taxes with respect to such Final Determination for which the other Company is liable (or deemed liable) under the provisions of Section 2 and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and the calculation of the amount payable by the other Company and describing in reasonable detail the particulars relating thereto, to the other Company. The other Company shall pay to the Responsible Company the amount for which the other Company is liable with respect to such adjustment under the provisions of Section 2 within twenty (20) Business Days of the date of receipt of such written notice and demand from the Responsible Company; provided, that no such payment shall be required to be made any earlier than five (5) Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 5.02 Payment of Single Business Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to such Company’s Single Business Return.

Section 5.03 Indemnification Payments.

(a) If any Company (the “Payor”) is required to pay to a Tax Authority or other party any amounts in respect of Taxes that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor (and/or pay any other amounts payable by the Required Party in respect of such Taxes under Section 2) within ten (10) Business Days of the of delivery by the Payor to the Required Party of a written notice and demand for payment of such amount, accompanied by evidence of payment and a statement detailing the Taxes paid and the calculation of the amount payable by the Required Party and describing in reasonable detail the particulars relating thereto.

(b) All indemnification payments under this Agreement shall be made by BGC U.S. Opco directly to Newmark Opco and by Newmark Opco directly to BGC U.S. Opco (whether the indemnification payment in question is being made on behalf of the payor or another member of its Group and whether the indemnification payment is for the benefit of the payee or another member of its Group); provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the BGC Group, on the one hand, may make such indemnification payment to any member of the Newmark Group, on the other hand, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, the BGC Entities shall be entitled to, without duplication, (i) any Refund of Income Taxes and Other Taxes for which the BGC Entities are liable hereunder, (ii) any Refund of Income Taxes with respect to any Joint Return for a Post-2016 Period, (iii) any Refund or other Tax Benefit to the extent such Refund or other Tax Benefit is, or is attributable to, a BGC Adjustment Tax Benefit. The Newmark Entities shall be entitled to, without duplication, (i) any Refund of Income Taxes and Other Taxes for which the Newmark Entities are liable hereunder, (ii) any Refund or other Tax Benefit to the extent such Refund or Tax Benefit is, or is attributable to, a Newmark Adjustment Tax Benefit (other than, in the case of each of clauses (i) and (ii), (x) any Refund or other Tax Benefit to the extent such Refund or other Tax Benefit is, or is attributable to, a BGC Adjustment Tax Benefit and (y) any Refund of Income Taxes with respect to any Joint Return for a Post-2016 Period) and (iii) any Refund received or other Tax Benefit Actually Realized by the BGC Group to the extent attributable to, or in respect, of a Hypothetical Newmark Refund (determined in accordance with Section 3.02). A Company receiving a Refund or Actually Realizing any Tax Benefit to which another Company is entitled pursuant to the this Section 6.01(a) in whole or in part shall pay over the amount of such Refund or other Tax Benefit (or portion thereof) to such other Company within ten (10) Business Days after such Refund is received or such other Tax Benefit is Actually Realized. To the extent that any Refund or other Tax Benefit (or portion thereof) in respect of which any amounts were paid over by a Company to the other Company pursuant to the foregoing provisions of this Section 6.01(a) is subsequently disallowed or otherwise reversed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company. Any payment of a Hypothetical Newmark Refund made by the BGC Entities to Newmark pursuant to this Section 6.01(a) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made) that would affect the amount to which Newmark is entitled, and an appropriate adjusting payment shall be made by the Newmark Entities to the BGC Entities or by the BGC Entities to the Newmark Entities, as applicable, such that the aggregate amount paid pursuant to this Section 6.01(a) equals such recalculated amount.

(b) Without duplication of any Tax Items or amounts governed by or taken into account pursuant to Section 6.01(a), (c) or (d), Section 2 or Section 3.02, if a member of the Newmark Group Actually Realizes any Tax Benefit as a result of any indemnification obligation hereunder of a member of the BGC Group (or an adjustment giving rise to such indemnification obligation), and such Tax Benefit would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, or if a member of the BGC Group Actually Realizes any Tax Benefit as a result of any indemnification obligation hereunder of a member of the Newmark Group (or an adjustment giving rise to such indemnification obligation), and such Tax Benefit would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, Newmark or BGC Partners, as the case may be, shall make a payment to the other Company in an amount equal to such Tax Benefit Actually Realized (including any Tax Benefit Actually Realized as a result of the payment), no later than ten (10) Business Days after such Tax Benefit is Actually Realized.

(c) No later than ten (10) Business Days after a Tax Benefit described in Section 6.01(a) or (b) is Actually Realized by a member of the BGC Group or a member of the Newmark Group, BGC Partners (if a member of the BGC Group Actually Realizes such Tax Benefit) or Newmark (if a member of the Newmark Group Actually Realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company pursuant to this Section 6. In the event that BGC Partners or Newmark disagrees with any such calculation described in this Section 6.01(c), BGC Partners or Newmark shall so notify the other Company in writing within thirty (30) days of receiving the written calculation set forth above in this Section 6.01(c). BGC Partners and Newmark shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(d) Newmark shall be entitled to any Refund Actually Realized by a member of the BGC Group that is attributable to, and would not have arisen but for, a Newmark Carryback that is required under applicable Tax Law and is not effected in violation of Section 4.07; provided, however, that Newmark shall indemnify and hold the members of the BGC Group harmless from and against any and all collateral Tax consequences resulting from, attributable to or caused by any such Newmark Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the BGC Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Newmark Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Newmark Carryback. Any such payment of such Refund made by the BGC Entities to Newmark pursuant to this Section 6.01(d) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Attribute of the BGC Group to a Tax Period in respect of which such Refund is received) that would affect the amount to which Newmark is entitled, and an appropriate adjusting payment shall be made by Newmark to the BGC Entities such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e) Any determinations with respect to any Refund or other Tax Benefit to which a member of a Group may be entitled pursuant to any of the foregoing provisions of Section 6.01 shall be made without duplication of any Refund, Tax Benefit or Tax Item governed by or already taken into account in determining any entitlement to any amounts pursuant to any other provision of this Section 6.01 or any Liability for Taxes pursuant to Section 2.

Section 6.02 BGC Partners and Newmark Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Allocation of Deductions. To the extent permitted by applicable Tax Law, Income Tax deductions arising by reason of the settlement, exercise or vesting of any BGC Equity Awards or Newmark Equity Awards with respect to BGC Partners stock or Newmark stock, grant of exchangeability, redemption or exchange for BGC Partners stock or Newmark stock of any equity interests in BGC Holdings or Newmark Holdings, or any other compensatory equity or equity-based award, in each case, following the Deconsolidation (such equity or equity-based awards, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an active or former BGC Employee, solely by the BGC Group, (ii) in the case of an active or former Newmark Employee, solely by the Newmark Group, and (iii) in the case of a non-employee director, by the Company for which the director serves a director following the Effective Time; provided, that in the case of any executive officer or director who is to be assigned to both BGC Partners and Newmark, each Company and the members of its Group shall be entitled only to the deductions arising in respect of the stock, equity interests or equity awards of such Company or members of its Group.

(b) Withholding and Reporting. Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 9.06 (Payroll Taxes) of the Separation and Distribution Agreement.

Section 6.03 Payment Obligations Under BGC Partners TRA. The Newmark Entities shall be liable for, and shall indemnify and hold harmless the BGC Group from and against any liability for, any payments required to be made by BGC Partners pursuant to the BGC Partners TRA, to the extent such payments relate to Covered Tax Benefits attributable to any adjustment to the tax basis of Newmark Opco’s tangible or intangible assets with respect to BGC Partners and/or Newmark, as applicable, under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Interim Exchange, as determined by BGC Partners in good faith (such benefits, “Newmark TRA Tax

Benefits”). If Newmark has made a payment pursuant to the immediately preceding sentence that relates to a Newmark TRA Tax Benefit and a Tax Benefit Payment of BGC Partners is decreased pursuant to Section 3.01(b)(iii) or (iv) of the BGC Partners TRA or BGC Partners receives a reimbursement or indemnification payment pursuant to Section 3.02 of the BGC Partners TRA, in each case, in respect of such Newmark TRA Tax Benefit, BGC shall promptly pay over to Newmark the amount of such reimbursement, indemnification or decrease.

Section 7. Tax-Free Status.

Section 7.01 Representations.

(a) Each of BGC Partners and Newmark hereby represents and warrants that (i) it has reviewed the Representation Letters and (ii) all information, representations and covenants contained in such Representation Letters that relate to such Company or any member of its Group are true, correct and complete.

(b) Newmark hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), or knows of any circumstance that would or could reasonably be expected to (i) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement, any of the Representation Letters or any of the Ancillary Agreements to be untrue or (ii) adversely affect, jeopardize or prevent the Tax-Free Status of the Contribution and Distribution or the Partnership Division Treatment of the Partnership Divisions.

(c) Newmark hereby represents and warrants that, during the two-year period ending on the Distribution Date, there was no (and there will not be any) “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the Newmark Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Newmark Capital Stock (or any predecessor); provided, however, that no representation is made regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation 1.355-7(h)) by any one or more officers or directors of BGC Partners.

Section 7.02 Restrictions on Newmark.

(a) Inconsistent Actions. Newmark shall not take or fail to take, or cause or permit any of its Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements or any Representation Letter. Newmark shall not take or fail to take, or cause or permit any of its Affiliates to take or fail to take, any action if such action or failure to act would or could reasonably be expected to adversely affect, jeopardize or prevent the Tax-Free Status of the Contribution and Distribution or the Partnership Division Treatment of the Partnership Divisions.

(b) Active Trade or Business. From the date hereof until the first day after the Restriction Period, Newmark shall (i) maintain its status as a company engaged in the Newmark Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Newmark Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c) Additional Newmark Restrictions. From the date hereof until the first day after the Restriction Period, Newmark shall not:

(i) enter into any Proposed Acquisition Transaction or, to the extent Newmark has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Newmark’s charter or bylaws or otherwise),

(ii) merge or consolidate with any other Person or liquidate or partially liquidate (including any transaction treated as a liquidation or partial liquidation for U.S. federal income tax purposes),

(iii) in a single transaction or series of transactions (A) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of (x) the assets that were transferred to Newmark pursuant to the Contribution or (y) the assets that were transferred to Newmark Opco pursuant to the Opco Partnership Contribution, (B) sell or transfer, directly or indirectly, 50% or more of the gross assets of the Newmark Active Trade or Business or (C) sell or transfer, directly or indirectly, 30% or more of the consolidated gross assets of Newmark and its Affiliates (in each case, (x) such percentages to be measured based on fair market value as of the Distribution Date and (y) for this purpose, a sale or transfer of assets includes any transaction treated as a sale or transfer of such assets for U.S. federal income tax purposes),

(iv) redeem or otherwise repurchase (directly or through an Affiliate of Newmark) any Newmark stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Newmark Capital Stock (including, without limitation, through the conversion of one class of Newmark Capital Stock into another class of Newmark Capital Stock), or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Representation Letters) which in the aggregate (and taking into account any other transactions described in this Section 7.02(c)) would or be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Newmark or otherwise jeopardize the Tax-Free Status of the Contribution or the Distribution,

unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Newmark shall have requested that BGC Partners obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) of this Agreement (a “Distribution Ruling”) to the effect that such transaction will not affect the Tax-Free Status of the Contribution and Distribution and BGC Partners shall have received such a Distribution Ruling in form and substance satisfactory to BGC Partners in its sole and absolute discretion (and in determining whether a Distribution Ruling is satisfactory, BGC Partners may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Distribution Ruling), or (B) Newmark shall have provided BGC Partners with an Unqualified Tax Opinion in form and substance satisfactory to BGC Partners in its sole and absolute discretion (and in determining whether an opinion is satisfactory, BGC Partners may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) BGC Partners shall have waived the requirement to obtain such a Distribution Ruling or Unqualified Tax Opinion (a “Waiver”).

(d) Certain Issuances of Newmark Capital Stock. If Newmark proposes to enter into any Section 7.02(d) Acquisition Transaction or, to the extent Newmark has the right to prohibit any Section 7.02(d) Acquisition Transaction, proposes to permit any Section 7.02(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first day after the Restriction Period, Newmark shall provide BGC Partners, no later than ten (10) days following the signing of any written agreement with respect to the Section 7.02(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Newmark Capital Stock to be issued in such transaction) and a certificate of the Chief Financial Officer of Newmark to the effect that the Section 7.02(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of this Section 7.02(d) apply (a “CFO Certificate”).

(e) Pre-Distribution Period. Notwithstanding the foregoing, During the period from the date hereof until the completion of the Distribution, (i) Newmark shall not, and shall cause its Affiliates not to, take any action (including the issuance of Newmark Capital Stock) or fail to take any action if such action or failure to act would or could result in (x) BGC Partners ceasing to have Section 368(c) Control of Newmark or (y) Deconsolidation, provided, however, that this clause (y) shall not apply if the IPO results in Deconsolidation, (ii) Newmark shall, and shall cause its Affiliates to, take any action requested by BGC Partners in furtherance of, or in order to consummate, the Distribution, (iii) Newmark shall not, and shall cause its Affiliates not to, take any action or fail to take any action which action or failure to act could reasonably be expected to adversely affect, jeopardize or prevent the consummation of the

Distribution or the Tax-Free Status of the Contribution and Distribution or the Partnership Division Treatment of the Partnership Divisions and (iv) Newmark shall not take any action set forth in clauses (i) through (vi) of Section 7.02(c) without the prior consent of BGC Partners (which BGC Partners may withhold in its sole and absolute discretion).

Section 7.03 Restrictions on BGC Partners. BGC Partners agrees that it will not take or fail to take, or cause or permit any member of the BGC Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements or any Representation Letters. BGC Partners agrees that it will not take or fail to take, or cause or permit any member of the BGC Group to take or fail to take, any action if such action or failure to act would or could reasonably be expected to adversely affect, jeopardize or prevent the Tax-Free Status of the Contribution and Distribution or the Partnership Division Treatment of the Partnership Divisions.

Section 7.04 Procedures Regarding Opinions and Rulings.

(a) Notified Actions. If Newmark notifies BGC Partners that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(c) (a “Notified Action”), BGC Partners and Newmark shall reasonably cooperate to attempt to obtain the Distribution Ruling or Unqualified Tax Opinion referred to in Section 7.02(c), unless BGC Partners shall have waived the requirement to obtain such Distribution Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at Newmark’s Request. Unless BGC Partners shall have waived the requirement to obtain such Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of Newmark pursuant to Section 7.02(c), BGC Partners shall cooperate with Newmark and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting Newmark to take the Notified Action. Notwithstanding the foregoing, in no event shall BGC Partners be required to file or cooperate in the filing of any request for a Distribution Ruling under this Section 7.04(b) unless Newmark represents that (A) it has reviewed the request for such Distribution Ruling, and (B) all statements, information and representations, if any, relating to any member of the Newmark Group, contained in such request and related private letter ruling documents are (subject to any qualifications therein) true, correct and complete. Newmark shall reimburse BGC Partners for all reasonable costs and expenses incurred by the BGC Group in obtaining a Distribution Ruling or Unqualified Tax Opinion requested by Newmark within ten (10) Business Days after receiving an invoice from BGC Partners therefor.

(c) Rulings or Unqualified Tax Opinions at BGC Partners’ Request. BGC Partners shall have the right to obtain a Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If BGC Partners determines to obtain a Distribution Ruling or an Unqualified Tax Opinion, Newmark shall (and shall cause its Affiliates to) cooperate with BGC Partners and take any and all actions reasonably requested by BGC Partners in connection with obtaining the Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Advisor;

provided, that Newmark shall not be required to make (or cause any of its Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). BGC Partners and Newmark shall each bear its own costs and expenses in obtaining a Distribution Ruling or an Unqualified Tax Opinion requested by BGC Partners.

(d) Ruling Process Control. BGC Partners shall have sole and exclusive control over the process of obtaining any Distribution Ruling, and only BGC Partners shall be permitted to apply for a Distribution Ruling. In connection with obtaining a Distribution Ruling pursuant to Section 7.04(b), (A) BGC Partners shall keep Newmark informed in a timely manner of all material actions taken or proposed to be taken by BGC Partners in connection therewith; (B) BGC Partners shall (1) reasonably in advance of the submission of any related private letter ruling documents provide Newmark with a draft copy thereof, (2) reasonably consider Newmark’s comments on such draft copy, and (3) provide Newmark with a final copy; and (C) BGC Partners shall provide Newmark with notice reasonably in advance of, and Newmark shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or such Tax Authority) that relate to such Distribution Ruling. Neither Newmark nor any of its Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution and the Distribution, the Partnership Divisions or any of the other Separation Transactions (including the impact of any transaction on any of the foregoing).

Section 7.05 Liability for Distribution Tax-Related Losses.

(a) Newmark Liability for Distribution Tax-Related Losses. Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), and in each case regardless of whether a Distribution Ruling, Unqualified Tax Opinion or a Waiver described in Section 7.02(c) or a CFO Certificate described in Section 7.02(d) may have been obtained or provided, Newmark shall be responsible for, and shall indemnify and hold harmless BGC Partners and its Affiliates from and against, any Distribution Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution or the Distribution or the IPO) of all or a portion of Newmark’s Capital Stock or all or of a portion of Newmark’s and/or its Affiliates’ stock and/or assets by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by Newmark, any of its Affiliates, or any one or more officers or directors of Newmark or any other member of the Newmark Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options, exchanges of equity interests of Newmark Holdings or otherwise), grants of options, equity interests of Newmark Holdings or other compensatory interests, capital contributions or acquisitions, or a series of any transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in Newmark (or any successor thereof), (iii) any action or failure to act by Newmark or any of its Affiliates after the Distribution (including, without limitation, any amendment to Newmark’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Newmark stock (including, without limitation, through the conversion of one class of Newmark Capital Stock into another class of Newmark Capital Stock), (iv) any act or failure to act by Newmark or any of its Affiliates described in Section 7.02 (regardless whether such act or failure to act is covered by a Distribution Ruling, Unqualified Tax Opinion or Waiver described in Section 7.02(c), or a CFO Certificate described in Section 7.02(d)) or (v) any breach by Newmark of its agreement and representations set forth in Section 7.01.

(b) BGC Partners Liability for Distribution Tax-Related Losses. Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 7.05(c), BGC Partners shall be responsible for, and shall indemnify and hold harmless Newmark and its Affiliates from and against any Distribution Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution or the Distribution or the IPO) of all or a portion of BGC Partners’ stock or all or a portion of BGC Partners’ and/or its or its subsidiaries’ stock and/or assets by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by BGC Partners, any of its Affiliates, or any one or more officers or directors of any member of the BGC Partners or any other member of the BGC Partners’ Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding transactions or events (including, without limitation, stock issuances (pursuant to the exercise of stock options, exchanges of equity interests of BGC Holdings or otherwise), grants of options, equity interests of BGC Holdings or other compensatory interests, capital contributions or acquisitions, or a series of any transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in BGC Partners (or any successor thereof), (iii) any action or failure to act by BGC Partners or any of its Affiliates described in Section 7.03 or (iv) any breach by BGC Partners of its agreement and representations set forth in Section 7.01(a).

(c) Shared Liability for Distribution Tax-Related Losses. To the extent that any Distribution Tax-Related Loss is subject to indemnity under both Section 7.05(a) and (b), responsibility for such Distribution Tax-Related Loss shall be shared by BGC Partners and Newmark according to relative fault as determined by BGC Partners in good faith.

(d) Payment of Distribution Tax-Related Losses Owed. Newmark shall pay BGC Partners the amount of any Distribution Tax-Related Losses for which Newmark is responsible under this Section 7.05: (i) in the case of Distribution Tax-Related Losses described in clause (i) of the definition of Distribution Tax-Related Losses no later than two (2) Business Days prior to the date BGC Partners files, or causes to be filed, the applicable Tax Return (the “Filing Date”), or, if such Distribution Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” no later than two (2) Business Days prior to the due date for making payment with respect to such Final Determination and (ii) in the case of Distribution Tax-Related Losses described in clause (ii) or (iii) of the definition of Distribution Tax-Related Losses, no later than two (2) Business Days after the date BGC Partners pays such Distribution Tax-Related Losses. BGC Partners shall pay Newmark the amount of any Distribution Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses for which BGC Partners is responsible under this

Section 7.05 no later than two (2) Business Days after the date Newmark pays such Distribution Tax-Related Losses. Each Company shall have the right to review the calculation of Distribution Tax-Related Losses prepared by the other Company, including any related workpapers and other supporting documentation.

Section 7.06 Section 336(e) Election. If BGC Partners determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, Newmark shall (and shall cause the relevant member of the Newmark Group to) join with BGC Partners or the relevant member of the BGC Group in the making of such election and shall take any action reasonably requested by BGC Partners or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by BGC Partners in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Contribution and Distribution fail to have Tax-Free Status and BGC Partners is not entitled to indemnification for the Distribution Tax-Related Losses arising from such failure, Newmark shall pay over to BGC Partners any Tax Benefits Actually Realized by the Newmark Group or any member of the Newmark Group arising from the step-up in Tax basis resulting from the Section 336(e) Election).

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) Each of the Companies shall provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Company reasonably requests in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.

(b) Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with their obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02 Income Tax Return Information. Newmark and BGC Partners acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by BGC Partners or Newmark pursuant to Section 8.01 or this Section 8.02. Newmark and BGC Partners acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by BGC Partners or Newmark could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03 Reliance by BGC Partners. If any member of the Newmark Group supplies information to a member of the BGC Group in connection with a Tax liability and an officer of a member of the BGC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the BGC Group identifying the information being so relied upon, the Chief Financial Officer of Newmark (or any officer of Newmark as designated by the Chief Financial Officer of Newmark) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Newmark agrees to indemnify and hold harmless each member of the BGC Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Newmark Group having supplied, pursuant to this Section 8, a member of the BGC Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04 Reliance by Newmark. If any member of the BGC Group supplies information to a member of the Newmark Group in connection with a Tax liability and an officer of a member of the Newmark Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Newmark Group identifying the information being so relied upon, the Chief Financial Officer of BGC Partners (or any officer of BGC Partners as designated by the Chief Financial Officer of BGC Partners) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. BGC Partners agrees to indemnify and hold harmless each member of the Newmark Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the BGC Group having supplied, pursuant to this Section 8, a member of the Newmark Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records in its possession relating to the assets and activities of the Group for Pre-Deconsolidation Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) eight years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10. Tax Contests.

Section 10.01 Notice.

(a) In General. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or Tax Benefits for which it may be entitled to indemnification by the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

(b) Newmark Change Notices. If any member of the Newmark Group receives a Change Notice described in Section 4.01 of the BGC Partners TRA, Newmark shall promptly notify BGC Partners of such Change Notice in such manner as would allow BGC Partners to comply with its obligations under Section 4.01 of the BGC Partners TRA. Newmark shall (and shall cause its Affiliates to) cooperate with BGC Partners and take any such actions as may be necessary to permit BGC Partners to comply with its obligations under Section 7.01 of the BGC Partners TRA.

Section 10.02 Control of Tax Contests.

(a) Separate Company Taxes.

(i) In the case of any Tax Contest with respect to any BGC Separate Return, BGC Partners shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(c) and Section 10.02(e) below.

(ii) In the case of any Tax Contest with respect to any Newmark Separate Return, Newmark shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(d) and Section 10.02(e) below.

(b) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to any Joint Return, BGC Partners shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 10.02(c) and Section 10.02(e) below.

(c) Newmark Rights. In the case of any Tax Contest described in Section 10.02(a)(i) or Section 10.02(b) (other than, in each case, any Tax Contest described in Section 10.02(e)), if, as a result of such Tax Contest, Newmark could reasonably be expected to become liable to make any indemnification payment to BGC Partners hereunder in excess of $1 million, then, (1) BGC Partners shall keep Newmark reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by BGC Partners with respect to such Tax Contest, (2) BGC Partners shall timely provide Newmark with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (3) BGC Partners shall consult with Newmark reasonably in advance of taking any significant action in connection with such Tax Contest, (4) BGC Partners shall consult with Newmark and offer Newmark a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (5) BGC Partners shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest.

(d) BGC Partners Rights. In the case of any Tax Contest described in Section 10.02(a)(ii) (other than any Tax Contest described in Section 10.02(e)), if, as a result of such Tax Contest, BGC Partners could reasonably be expected to become liable to make any indemnification payment to Newmark hereunder in excess of $1 million, then (1) Newmark shall keep BGC Partners reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Newmark with respect to such Tax Contest, (2) Newmark shall timely provide BGC Partners with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (3) Newmark shall consult with BGC Partners reasonably in advance of taking any significant action in connection with such Tax Contest, (4) Newmark shall consult with BGC Partners and offer BGC Partners a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (5) Newmark shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (6) BGC Partners shall be entitled to participate in such Tax Contest, and (7) Newmark shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of BGC Partners, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Distribution-Related Tax Contests. BGC Partners shall have exclusive control over any Distribution-Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 10.02(e). In the event of any Distribution-Related Tax Contest as a result of which Newmark could reasonably be expected to become liable for any Distribution Tax-Related Losses, (1) BGC Partners shall keep Newmark reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by BGC Partners with respect to such Tax Contest, (2) BGC Partners shall timely provide Newmark with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (3) BGC Partners shall consult with Newmark reasonably in advance of taking any significant action in connection with such Tax Contest, and (4) BGC Partners shall offer Newmark a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest shall be made in the sole discretion of BGC Partners and shall be final and not subject to the dispute resolution provisions of Section 14 of this Agreement or Section 8.07 (Direct Claims) of the Separation and Distribution Agreement.

(f) Power of Attorney. Each member of the Newmark Group shall execute and deliver to BGC Partners (or such member of the BGC Group as BGC Partners shall designate) any power of attorney or other similar document reasonably requested by BGC Partners (or such designee) in connection with any Tax Contest controlled by BGC Partners described in this Section 10. Each member of the BGC Group shall execute and deliver to Newmark (or such member of the Newmark Group as Newmark shall designate) any power of attorney or other similar document reasonably requested by Newmark (or such designee) in connection with any Tax Contest controlled by Newmark described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. As of the Effective Time, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among BGC Partners and/or any of its Subsidiaries shall be terminated, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled. Upon such termination and settlement, no further payments by or to the BGC Group, or by or to the Newmark Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided, that to the extent appropriate, as determined by BGC Partners, payments made pursuant to such agreements shall be credited to the Newmark Entities or the BGC Entities, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement as, as applicable, (i) a distribution by BGC U.S. Opco to its partners pursuant to the Opco Partnership Distribution, followed by a contribution by such partners to Newmark Opco pursuant to the Opco Partnership Contribution, (ii) a contribution by BGC Holdings to Newmark Holdings, (iii) a contribution by BGC Partners to Newmark, (iv) a distribution by Newmark Opco to the partners of BGC U.S. Opco, followed by a contribution by such partners to BGC U.S. Opco, (v) a distribution by Newmark Holdings to BGC Holdings, (vi) a distribution by Newmark to BGC Partners, as the case may be, in each case to the extent such payment is made after the Opco Partnership Contribution, the Holdings Partnership Distribution or the Distribution, as applicable, and such payment shall be treated as occurring immediately prior to the Opco Partnership Contribution, the Holdings Partnership Distribution or the Distribution, as applicable, or (vii) a payment of an assumed or retained liability; and (b) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(a) of this Agreement or Section 6.16 (Treatment of Payments for Tax Purposes) of the Separation and Distribution Agreement were reported, there is an adjustment to the Tax liability of a Company or a member of its Group as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 13.03 Interest. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the BGC Group and any member of the Newmark Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve such Tax Advisor Dispute. If such good faith negotiations do not resolve such Tax Advisor Dispute, then the matter will be referred to a Tax Advisor acceptable to each of BGC Partners and Newmark. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to BGC Partners and Newmark of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 15 (and except as provided in the immediately following sentence), each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Section 8.07 (Direct Claims) of the Separation and Distribution Agreement. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Section 8.07 (Direct Claims) of the Separation and Distribution Agreement could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, each of BGC Partners and Newmark is the only member of its respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of BGC Partners and Newmark will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16. General Provisions.

Section 16.01 Entire Agreement. This Agreement, together with the Separation and Distribution Agreement, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 16.02 Addresses and Notices. All notices and other communications to be given to any Company hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier, overnight delivery service or mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Company shall designate by like notice):

1.	If to BGC Partners, BGC Holdings or BGC U.S. Opco, to:

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Fax No: (212) 829-4708

and, if prior to the Effective Time, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam, Esq.

Fax No: (212) 403-2000

2.	If to Newmark, Newmark Holdings or Newmark Opco, to:

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Fax No: (312) 276-8715

and, if prior to the Effective Time, with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam, Esq.

Fax No: (212) 403-2000

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand; when delivered by courier or overnight delivery service; five (5) Business Days after being deposited in the certified or registered mail, return receipt requested, with appropriate postage prepaid; and when receipt is acknowledged or confirmed, if delivered by facsimile.

Section 16.03 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 16.04 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 16.05 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.07 Governing Law, Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts-of-law principles of such State.

(b) Each of the Companies irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any member of its Group except in such courts). Each of the Companies further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 16.02 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Companies irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 16.08 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Companies.

Section 16.09 Newmark Subsidiaries. If, at any time, Newmark acquires or creates one or more subsidiaries that are includable in the Newmark Group, they shall be subject to this Agreement and all references to the Newmark Group herein shall thereafter include a reference to such subsidiaries.

Section 16.10 Successors. This Agreement shall be binding upon and inure to the benefit of any successor by merger, consolidation, sale of all or substantially all assets, or otherwise, to any of the parties hereto (including but not limited to any successor of BGC Partners or Newmark succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.11 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

BGC PARTNERS, INC.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

BGC HOLDINGS, L.P.

By:	BGC GP, LLC
its General Partner

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

BGC PARTNERS, L.P.

By:	BGC Holdings, LLC
its General Partner

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

NEWMARK GROUP, INC.

By:	/s/ James Ficarro
Name: James Ficarro
Title: Chief Operating Officer

[Signature page to the Tax Matters Agreement by and among BGC Partners, Inc., BGC

Holdings, L.P., BGC Partners, L.P., Newmark Group, Inc., Newmark Holdings, L.P.,

and Newmark Partners, L.P.]

NEWMARK HOLDINGS, L.P.

By:	Newmark GP, LLC
its General Partner

By:	/s/ James Ficarro
Name: James Ficarro
Title: Chief Operating Officer

NEWMARK PARTNERS, L.P.

By:	Newmark Holdings, LLC
its General Partner

By:	/s/ James Ficarro
Name: James Ficarro
Title: Chief Operating Officer